Exhibit 99.1
The estimated expenses incurred by Whitney Holding Corporation (the “Company”) in connection with its issuance and sale of 28,750,000 shares of common stock of the Company, no par value per share, are set forth in the following table:

Securities and Exchange Commission Registration Fee	$12,834
Printing and Engraving Expenses	$60,000
Accounting Fees and Expenses	$80,000
Legal Fees and Expenses	$400,000
Listing Fees and Expenses	$65,000
Miscellaneous Fees and Expenses	$7,166
Total	$625,000